Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Kevin Kaastra
Controller
Fremont Michigan InsuraCorp, Inc.
(231) 924-0300

Fremont Michigan InsuraCorp, Inc. Announces 4th Quarter and Full Year 2004 Earnings

Fremont, Michigan, March 24, 2005 – Fremont Michigan InsuraCorp., Inc. (OTCBB: FMMH) today reported its results of operations for the quarter and year ended December 31, 2004.

For the quarter ended December 31, 2004, the Company reported net income of $1,083,000, as compared to net income of $238,000 for the quarter ended December 31, 2003. Realized gains for the quarter were $381,000 compared to $177,000 for the same period in 2003. The Company’s combined ratio for the fourth quarter was 93.0%, compared to 96.2% for the fourth quarter of 2003. The Company reported net income of $903,000, or $1.05 per share, during the period after the stock offering which was October 16, 2004 to December 31, 2004.

Revenue for the fourth quarter was $9.3 million, an increase of 62% over the 2003 fourth quarter revenue of $5.8 million. Net premiums earned for the fourth quarter were $8.6 million, a 60% increase over net premiums earned of $5.4 million in the same period of 2003. Net premiums earned increased $778,000 during the quarter due to increased volume while the remaining increase of $2.5 million during the period is due to a reduction in ceded premiums earned under the Company’s quota share reinsurance agreement which was placed into runoff on December 31, 2003. Net investment income increased 50% to $292,000 as compared to $195,000 in the comparable period in 2003. The increase in investment income is due principally to increased investments purchased during 2004 coupled with the investment of the proceeds received from the issuance of shares in connection with the demutualization and stock offering completed on October 15, 2004.

For the year ended December 31, 2004, the Company reported net income of $1,513,000, as compared to net income of $226,000 for the comparable period in 2003. Realized gains for the year were $277,000 compared to a realized loss of $32,000 for the same period in 2003. The Company’s 2004 combined ratio was 96.6%, compared to 99.9% for 2003.

Revenue for the year ended December 31, 2004 was $28.7 million, an increase of 50% over the 2003 similar period revenue of $19.1 million. Net premiums earned for the year were $27.2 million, a 50% increase over net premiums earned of $18.1 million in the same period in 2003. Net premiums earned increased $3.1 million during the year due to increased volume while the remaining increase of $6.0 million during the period is due to a reduction in ceded premiums earned under the Company’s quota share reinsurance agreement which was placed into runoff on December 31, 2003. Net investment income for the year ended December 3l, 2004, increased 18% to $959,000 from $815,000 in the prior year.

The past year was a year of transition for the Company as it completed the demutualization and stock offering process which was a significant accomplishment and milestone for the Company. The Company was very pleased with the response and participation of policyholders, surplus note holders, agents and the public to our demutualization and stock offering, according to Richard Dunning, President and CEO. On October 15, 2004 Fremont Michigan InsuraCorp, Inc. sold approximately 862,000 shares of common stock at $10.00 per share which raised approximately $7.5 million in additional capital.

Another significant transition during 2004 was the runoff of the quota share reinsurance agreement. For several years the Company has utilized quota share reinsurance; however, on December 31, 2003 the Company placed the quota share coverage into runoff due to the program costs. The most significant impact during 2004 was the retention by the Company of additional earned premiums which in prior years would have been ceded to the quota share reinsurer.

The Company’s 2004 performance exceeded our operating plan despite higher than expected weather related losses during the first and third quarters of 2004. The Company’s combined ratio improved 3.3 percentage points to 96.6% in 2004 compared to 99.9% for 2003 which reinforces the decision made in late 2003 to place the quota share agreement into runoff. We believe the Company is in a strong position to continue to grow in the Michigan market. We expect to continue to focus on technology where it will make it easier and more efficient for our agents and policyholders to transact business with us while continuing to focus on the personal relationships that our agents and policyholders have enjoyed over the Company’s 129 year history.

Fremont Michigan InsuraCorp, Inc. is a holding company owning all of the common stock of Fremont Insurance Company. Headquartered in Fremont, Michigan, Fremont Insurance Company is a property and casualty insurer writing personal and commercial lines insurance on risks exclusively located in Michigan through 170 independent agencies. Its products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Operations

	Quarter ended December 31,
	2004	2003
	(unaudited)	(unaudited)
Revenues:
Net premiums earned	$8,620,003	$5,384,859
Net investment income	292,219	195,309
Net realized gains on investments	381,498	177,138
Other income, net	54,866	20,288

Total revenues	9,348,586	5,777,594

Expenses:
Losses and loss adjustment expenses, net	5,026,090	3,167,317
Policy acquisition and other underwriting expenses	2,988,744	2,013,740
Interest expense	88,332	147,977
Demutualization expenses	158,861	175,479

Total expenses	8,262,027	5,504,513

Loss before federal income tax benefit	1,086,559	273,081

Federal income tax expense	3,452	35,076

Net income	$1,083,107	$238,005

	For the Period October 16 through December 31

Net income after conversion	$902,711	N/A
Basic income per share after conversion	$1.05	N/A
Diluted income per share after conversion	$1.05	N/A

Supplementary financial data:
Combined ratio	93.0%	96.2%

	Year ended December 31,
	2004	2003
	(unaudited)
Revenues:
Net premiums earned	$27,195,990	$18,098,547
Net investment income	958,702	815,129
Net realized gains (losses) on investments	276,520	(31,829)
Other income, net	231,710	207,916

Total revenues	28,662,922	19,089,763

Expenses:
Losses and loss adjustment expenses, net	16,974,044	11,370,173
Policy acquisition and other underwriting expenses	9,308,875	6,706,451
Interest expense	486,963	576,704
Demutualization expenses	302,050	175,479

Total expenses	27,071,932	18,828,807

Loss before federal income tax benefit	1,590,990	260,956

Federal income tax expense	78,452	35,076

Net income	$1,512,538	$225,880

	For the Period October 16 through December 31

Net income after conversion	$902,711	N/A
Basic income per share after conversion	$1.05	N/A
Diluted income per share after conversion	$1.05	N/A

Supplementary financial data:
Combined ratio	96.6%	99.9%

Consolidated Balance Sheet

	December 31,
	2004	2003
	(unaudited)
Assets

Investments:
Fixed maturities available for sale, at fair value	$37,205,694	$25,044,458
Equity securities available for sale, at fair value	5,071,758	2,759,918
Total investments	42,277,452	27,804,376
Cash and cash equivalents	3,672,254	6,977,804
Receivable from sale of investments	739,150	—
Premiums due from policyholders, net	6,846,286	6,647,176
Amounts due from reinsurers	10,879,642	16,985,726
Accrued investment income	398,208	298,598
Property and equipment, net of accumulated depreciation	848,103	802,016
Deferred policy acquisition costs	2,860,621	294,530
Deferred equity offering costs	—	173,710
Note receivable from related party	136,262	140,000
Other assets	3,136	3,890

	$68,661,114	$60,127,826

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$18,972,587	$13,878,063
Unearned premiums	19,675,548	18,541,522
Reinsurance funds withheld and premiums ceded payable	3,018,710	8,226,627
Accrued expenses and other liabilities	6,798,772	5,970,102
Surplus notes	2,890,288	5,264,333

Total liabilities	51,355,905	51,880,647

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,512,913	—
Retained earnings	9,213,811	7,701,273
Accumulated other comprehensive income:
Net unrealized gains on investments	578,485	545,906

Total stockholders’ equity	17,305,209	8,247,179

Total liabilities and stockholders’ equity	$68,661,114	$60,127,826